Exhibit 23.5

Consent of Independent Registered Public Accountants

The Board of Directors of Atlantic Power Corporation

We consent to the use of our report to the directors of Atlantic Power Corporation (the “Company”) on the consolidated statements of operations, shareholders’ equity and cash flows of the Company for the year ended December 31, 2009 and the financial statement schedule “Schedule II Valuation and Qualifying Accounts” dated April 12, 2010 except as to notes 4, 8 and 17 which are as of May 26, 2010 and as to notes 2(a) and 16, which are as of June 16, 2010 and as to note 19 which is as of February 27, 2012 incorporated by reference and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

Our audit report on the consolidated financial statements of the Company contains an explanatory paragraph stating that: on January 1, 2009, the Company adopted FASB ASC 805, Business Combinations.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

August 8, 2012